CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-220004 on Form N-2 of our report dated October 17, 2017, relating to the information of Miller/Howard High Income Equity Fund appearing under the heading “Senior Securities” of such Registration Statement, and to the references to us under the heading “Senior Securities” in the Prospectus.
/s/ Deloitte & Touche LLP
Milwaukee, WI
October 17, 2017